FINANCIAL COMMUNICATIONS AND STRATEGIC
CONSULTING AGREEMENT FOR
MORLEX, INC.

April 11, 2008
Mr. Jason J. Kulpe
2275 Rio Bonita Way
Suite 210
San Diego, CA 92108

I.	CONTEXT AND SCOPE OF PROPOSAL

After reviewing information on the company, and meeting with the company’s management team to gain a more thorough understanding of the company and its business, Hayden Communications is pleased to submit the following proposal.

Based on our preliminary observations and due diligence, there are a number of key points that we believe should be incorporated into the corporate communications and outreach strategy to help facilitate the Company’s ability to building an informed audience of both professional and high net worth investors, which will help improve liquidity and further diversify the shareholder base prior to and post the merger transaction of Ad Authority Group, Inc. into Morlex, Inc, the public company. These include:

* Packaging the story to provide comprehensive information on the Company’s unique position in the online advertising business, including the 1) strength of its lead generation model and opportunity to leverage Superfly’s technology and opportunity to drive content sites including Rightside, 2) experience of its management team, 3) its competitive advantages including a lower cost per lead generated, 4) extensive base of domains and 5) new product development capabilities, 6) growth in the overall domestic market for online advertising and lead spend, 7) International growth opportunities, and 8) the fragmented market which is creating future acquisition opportunities.

* Targeting institutional investors who focus on the media and online advertising market segments.
* Expand the investor audience through introductions, road shows, conference calls and regular follow-ups to key institutions, brokers and analysts who have an interest and purchase micro/small-cap stocks.

With 12 years of operating experience as a full service Investor Relations firm, Hayden Communications, Inc. has developed a thorough understanding of the public micro-cap marketplace, and how to articulate a client’s core competencies and growth objectives in a clear, concise and consistent manner. We are very pleased to have this opportunity to present this proposal which we feel best suits the Company at this particular time.

Objective:

To provide the ongoing market visibility and corporate positioning necessary to create a well educated and informed audience about Morlex’s business. The rewards of achieving this goal are 1) improved corporate visibility through investment research and sponsorship and business media coverage, 2) increased interest which leads to liquidity and diversification of the shareholder base, and 3) and a market capitalization, which is consistent with comparable public companies operating in the online media and advertising sector, 4) the ability to achieve a listing on a major stock exchange and 5) the ability to raise capital or utilize its currency (stock) in the future under the most favorable terms for acquisitions or for working capital. Our efforts, in combination with the Company’s growth rate, ROI, profit margins, and management’s ability to execute on a go forward basis should lead to a market multiple consistent with the Company’s financial progress and sector status.

II.	SCOPE OF SERVICES/PROGRAMS/ACTIVITIES

Hayden Communications, Inc. (HC) will develop, implement, and maintain an ongoing stock market support system for “Morlex” with the general objective of expanding awareness in “Morlex” among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1.	PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A.
Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions in the United State. The targeted group of professionals, which would be drawn from our proprietary database of contacts will be a subset of the following:

1.	Over 15,000 Equity Brokers
2.	Over 750 Analysts (700 Buy-Side and 50 Sell Side), both generalists and industry specialists.
3.	Over 3,000 Micro-Cap Portfolio/Hedge Fund Managers
4.	Over 100 Market Makers (both retail and wholesale)
5.	Financial, Trade and Industry Publications
B.
Introductions to an expanded group of fund managers and analysts (buy and sell side) beyond our current database through the utilization of both Big Dough subscription service and other on-line tools such as StreetWise, etc.

C.	Introductions to High Net-Worth accredited investors who build positions in micro-cap companies and are familiar with other quality companies, which HC currently and previously represented.
D.
Broker conference calls/meetings arranged by HC in select cities (and at compatible times) with top management at “Morlex” on a Quarterly basis. The following cities encompass locations we typically travel to for Road Shows - New York, Boston, Dallas, Houston, Denver, Atlanta, Phoenix/Scottsdale, Milwaukee, Cleveland, Chicago, Minneapolis, Southern Florida, Southern California, and San Francisco. HC will seed markets prior to effectuating road shows and will only incorporate areas of significant interest. Other interested parties can be introduced via conference calls.

E.	Road Show assistance.
F.	All interested parties will be continually updated of Client’s progress via phone conversations and through our fax/e-mail list for news releases.
G.
Featuring “Morlex” in future editions of the HC Newsletter which is distributed to over 7,500 professional and high-net worth investors on a quarterly basis. Each feature includes a summary of each respective client’s operating activities along with insightful industry commentary to help investors embrace the investment opportunity and thesis. HC does not provide specific investment recommendations or advice but rather the facts by utilizing public information for its publication.

H.
HC will screen all investment firms for upcoming financial conferences, which would be appropriate for “Morlex”. HC will work through the proper channels with the goal of receiving invitations for management to present at those relevant conferences.

2.	SHAREHOLDER COMMUNICATIONS

A.
Understand the financials and all operating metrics of the company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence. This activity enables management to focus on executing its business plan.

B.
Handle investor requests for timely information via the telephone and e-mail. HC will have a knowledgeable associate available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This helps shareholder retention by showing that the Company is shareholder friendly and proactive in its communication efforts.

C.
Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations. Open dialogue, expand and update database and keep key investors informed once material developments are reported

D.
Host Quarterly Conference Calls to accompany the earnings release. HC will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors. These will be especially important as these will represent some of the first interactions between the Company and a broader investor audience.

3.	MEDIA RELATIONS

Financial Newsletter and Business Publication campaign. HC will work through our media contacts, which include financial newsletters to solicit “Buy Recommendations” for “Morlex”. These publications maintain a paid subscription base of investors focused mainly on micro cap stocks and do not solicit compensation for coverage. A “Buy Recommendation” can produce a great deal of new investor interest and lends third party support and opinion. Additionally, we will make introductions to appropriate editors at business publications where we have relationships including Business Week, Fortune, Investors Business Daily, Wall Street Journal, among others.

4.	THE FINANCIAL PRESS

A.
HC will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

B.
HC will disseminate news releases electronically to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in “Morlex”.

4.
PUBLIC MARKET INSIGHT is utilized to assist senior management in understanding the dynamics and life cycle of the financial markets and most importantly how “Morlex” is impacted directly and indirectly by different variables, including both macro and micro-economic events. The Team at HC leverages its collective expertise gained through representing over 200 public companies, in addition to industry experience gained through working on the “buy” and “sell-side” to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. This consulting aspect is extremely valuable for management to optimize key opportunities and to avoid pitfalls, which can carry long term significant implications while providing crisis management. We will also take a key role in introducing and interviewing, if applicable, board members, consultants and other market professionals which will collectively help the company execute its growth plan.

A.	Major Exchange Listing – Assist Company with meeting the necessary requirements to achieve a listing on a major exchange, either AMEX or Nasdaq.

III.	AGENDA

Paramount to our collective efforts, HC will educate senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HC has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications.

TIMELINE

FIRST 30 DAYS

A
Spend significant time with management to understand the Company’s business plan, financial forecasts, capital expenditure needs and cash flow projections, in addition to acquisition and expansion plans. Visit and tour company facilities during next 2 months.

C.
Create a two-page Corporate Profile, which clearly articulates “Morlex” current business and financial position, as well as its strategy for future growth. This is an important marketing piece for investors to quickly learn about the company.

D.
Create and/or Update Investor PowerPoint presentation utilizing our preferred format. HC will utilize proprietary research, feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery. PRESENTATION UPDATED AT LEAST 1X PER QUARTERLY

E.
Assist and provide input for all corporate press releases including both creation and ongoing revisions. We will assist by providing additional fact finding and other market research which will help the context and delivery of the message. THIS WILL BE AN ONGOING INITIATIVE AND OBJECTIVE

F.
Create a formal investor package and update accordingly to augment electronic investor kits typically distributed. HC will mail these directly upon investor request. Generally this will include two page corporate profile, PowerPoint and recent quarterly/annual and press releases.

G.	Present “Morlex” as a new client feature while including in future editions of the HC Client Newsletter. Include on www.haydenir.com website.
.
MONTH 2

A.	Provide suggestions for the corporate website, including IR Section – assist with layout in concert with web designer.
B.	Formalize Press Release calendar for coming 3 months. Create, edit and release accordingly.
C.	Discuss goals for obtaining any additional independent board members (if necessary) while being attentive to what qualities the optimal candidate would posses.
D.	Begin making introductions to investment professionals while seeding and confirming meetings for Road Shows. Practice and refine presentation with management team.
E.	Target brokers, micro-cap fund managers, Buy and Sell Side Analysts, and very high net worth investors which follow companies with a similar profile to “Morlex”.
F.
Initiate formal Road Show during months 2-3. A detailed description of each contact will be provided prior to the meeting. During the meetings and/or conference calls a member of HC will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including HC’s suggestions for improvements on both the context and delivery of the company’s story.

MONTH 3

A.
Make additional introductions for investment professionals on behalf of the Company. Follow-up and spend time to assist with due diligence efforts and convert introductions to potential new shareholders. Schedule conference calls if necessary and establish a que’ for next road show.

B.
Formalize and continually update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls. (ongoing).

C.
Update and conduct perception study with current and future shareholders to better understand current and future expectations. This information will be utilized in upcoming conference calls to ensure the company is proactive and prudent in setting the correct bar for investors to measure performance.

MONTH 4

A.
Target brokerage firms who hold conferences which would be applicable for “Morlex”. Establish a goal of having management present in at least 2-3 conferences during the twelve month period. These would be non-paid for and have high institutional attendance. We will also seek to have the Company be included in “sell-side” sponsored investor tours in the U.S.

B.
Target newsletter editors and publishers for a “Buy Recommendation”. Focus on Business Publications for appropriate stories on “Morlex” products, competitive advantage and value proposition to investors.

MONTH 5

A.	Begin to Plan out and book next Road Show Agenda targeting different cities than previously visited.

MONTHS 6 - 12

A.	Continue with agenda based items to ensure continuity of Investor Relations Plan.
B.	Book formal Road Shows each quarter, preferably just after earnings are released and try to tie these with participation in conferences.
C.	Support the company as it goes through the formal Nasdaq/AMEX review process.

Provide progress reports to senior management when appropriate. Evaluate achievements after the first 180 days and make changes where necessary. Many of the above items will occur simultaneously but certain items will have chronological priority over others. As “Morlex” grows, we will recommend changes to the Agenda that compliment this growth. As the company continues to execute its strategic plan by winning new customers and expanding its base of business we will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

*
An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about “Morlex”: including senior management, the company’s products, as well as the current financial condition and growth opportunities.

*	An increase in the number of articles printed in both trade and financial publications.
*	An increase in the liquidity of the common stock.
*	An increase in “Morlex” market capitalization coupled with a broader, more diverse shareholder base.
*	Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

IV.	CONTRACTUAL RELATIONSHIP

In performing services under this proposal, HC shall operate as, and have the status of, an independent contractor. HC agrees that all information disclosed to it about the Client’s products, processes and services are the sole property of the Client and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

V.	TERM

This agreement shall remain in effect for a period commencing on the signature date and expires twelve months (365 days) from signing date. In the event that HC commits any material breach or violation of the provisions of this Agreement, then, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period. In addition, the Client has the right to terminate after the initial six month period if HC is unable to fulfill its obligations detailed in the formal agreement.

VI.	COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both parties in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of “Morlex” for a period of 12 months, Hayden Communications, Inc. proposes the following compensation terms:

Cash and Equity

A.	$11,000 per month for the contractual period.
B.	Equity: 150,000 shares of restricted 144 common stock. The certificate is to be sent to Hayden Communications, Inc. (HC) within 30 days of the formal contract signing.

Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses.

Assuming HC schedules at least four organized, formal Road Shows during 2008, creates and print out formal investor packages, participate in at least 2 financial conference and the Company issues at least 12 press releases to the wire, we would suggest budgeting a total of approximately $35,000-45,000 in hard costs for Investor Relations during the next twelve months. Actual costs could be less but we want to create a reasonable expectation for budgeting purposes.

VII.	PRIOR RESTRICTION

HC represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HC from performing the services on behalf of the Company that HC is herein agreeing to perform.

VIII.	ASSIGNMENT

This Agreement is personal to HC and may not be assigned in any way by HC without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HC, and upon the successors and assigns of the Company.

IX.	CONFIDENTIALITY

Except as required by law or court order, HC will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HC or which hereinafter may become known to HC and HC shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of BluePhoenix. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

X.	DEFAULT

10.1 Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in New York City in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The parties shall share the costs of filing fee for the arbitration and the fees of the arbitrators equally.

10.2 In the event that HC commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HC to comply with, or restrain HC from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HC in default hereunder and to terminate this Agreement and any further payments hereunder.

10.3 Since HC must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HC, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HC (or any material omission by the Company that caused such supplied information to be materially misleading).

XI.	SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XII.	NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office in California at 2275 Rio Bonito Way, Suite 210, San Diego CA 92018 and in the case of HC, be mailed to Hayden Communications, Inc., One E. Camelback, Suite 400, AZ 85012.

XIII.	MISCELLANEOUS

13.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

13.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

13.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden Communications, Inc.		Morlex, Inc.

By:	/s/ Brett Maas	By:	/s/ Jason J. Kulpa
	Brett Maas, Partner		Jason Kulpa, CEO